EXHIBIT 99.1

Press Release
FOR IMMEDIATE RELEASE

CIPRICO NAMES NEW VICE PRESIDENT OF SALES & MARKETING

Minneapolis April 24, 2006 – Ciprico (NASDAQ:CPCI), a leading storage solutions provider for content creation, management and delivery applications, today named Donald McDonell as Vice President of Sales & Marketing.

Mr. McDonell was most recently Senior Vice President of Worldwide Channel Sales for Medéa Corporation, a part of Avid Technology (NASDAQ:AVID).  Mr. McDonell brings 20 years of experience in the media focused disk drive and digital media storage sector, and has spent over 35 years in the high tech industry.

James Hansen, Ciprico Chairman and CEO said, “We are very excited to have Don join us at a time when our active dealer base has grown by 36% in the past quarter, and is expected to grow by that amount again over the next 6 months.  His extensive knowledge and experience in this space are integral to our growth plans.”

Don McDonell said, “Ciprico’s leading edge technology and time to market have made them the industry leader in the digital media storage channel over the past several years. Three new products, including InfiniBand based 20 Gigabit solutions and RAID 6 based 4 Gigabit Fibre Channel product lines, will set Ciprico apart for the foreseeable future, and I am excited to help take the company to new heights. I look forward to introducing these new products to old friends and customers worldwide.”

About Ciprico

Ciprico designs products and provides system solutions for digital media workflows. Ciprico is headquartered in Minneapolis, Minnesota, with sales and reseller offices in the United States, Europe, Japan, and China. More information about Ciprico is available at www.ciprico.com.

###

Copyright © 2005 Ciprico - All Rights Reserved. Ciprico is a registered trademark of Ciprico Inc. Product and company names mentioned herein may be trademarks and/or registered trademarks of Ciprico Inc.

Media Representative	Ciprico Corporate Contacts
Erik Jansen, Chan & Associates	Monte Johnson, CFO	James Hansen, CEO
714.447.6016 x106	763-551-4000	763-551-4000
e_jansen@chanandassoc.com	mjohnson@ciprico.com	jwhansen@ciprico.com